Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144497
PROSPECTUS

$200,000,000

Offer to Exchange All Outstanding 9 1/8% Senior Subordinated Notes due 2015
and the guarantees thereof, for an equal amount of our 9 1/8% Senior Subordinated Notes due 2015 and the guarantees thereof, which have been registered under the Securities Act of 1933

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $200,000,000 aggregate principal amount of our registered 9 1/8% Senior Subordinated Notes due 2015 and the guarantees thereof, which we refer to as our exchange notes, for a like principal amount of our outstanding 9 1/8% Senior Subordinated Notes due 2015 and the guarantees thereof, which we refer to as our old notes.  We refer to the old notes and the exchange notes collectively as the notes.  The terms of the exchange notes and the guarantees thereof are identical to the terms of the old notes and the guarantees thereof in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes.  Each of the notes are irrevocably and unconditionally guaranteed on a senior subordinated basis by most of our present and future, wholly owned direct and indirect subsidiaries.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on October 9, 2007, unless extended.

We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2007.

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We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus.  If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information.  This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.  The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus.  Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995.  All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document.  This information is available without charge to security holders upon written or oral request.  You may make such request by contacting our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.  To obtain timely delivery of such information, security holders must request the information no later than five business days before the expiration of the exchange offer.

PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus or incorporated by reference herein.  You should carefully read this prospectus and the information incorporated by reference herein, including the section entitled “Risk Factors,” the pro forma financial data, which gives effect to (i) the acquisition of Harborside Healthcare Corporation (“Harborside”) and (ii) the private offering of the old notes, the additional debt financings to fund the purchase price for the acquisition of Harborside and certain other transactions, and the financial statements and related notes thereto contained elsewhere in this prospectus or incorporated by reference herein.  Unless the context otherwise requires, references in this prospectus to “Sun,” “we,” “our,” “us,” and “the Company” refer to Sun Healthcare Group, Inc.  and its consolidated subsidiaries.

Our Business

We are a nationwide provider, through our subsidiaries, of long-term, sub-acute and related specialty healthcare services principally to the senior population in the United States.  Our core business is providing inpatient services, primarily, at March 31, 2007, through 118 skilled nursing facilities, 13 assisted and independent living facilities, seven mental health facilities and three specialty acute care hospitals.  At March 31, 2007, our facilities had 15,447 licensed beds, of which 14,726 were available for occupancy, located in 19 states.  We also provide, through our subsidiaries, rehabilitation therapy services to affiliated and non-affiliated facilities and medical staffing and other ancillary services primarily to non-affiliated facilities and other third parties.

In April 2007, we acquired Harborside, which operates 73 skilled nursing facilities, one assisted living facility and one independent living facility.  Of these facilities, 44 are owned.  We also expect to purchase in 2007 certain facilities that are currently leased by Harborside.  At March 31, 2007, Harborside’s facilities had approximately 9,000 licensed beds, of which approximately 8,800 were available for occupancy, located in 10 states.  Harborside provides quality inpatient and rehabilitation therapy services and other ancillary services with a geographic focus largely in the eastern United States.

Sun Healthcare Group, Inc.  was incorporated in Delaware in 1993.  Our executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612 and our principal business address is 101 Sun Avenue NE, Albuquerque, New Mexico 87109.  Our main telephone number is (949) 255-7100.  Our website is located at www.sunh.com.  None of the information contained on our website and on websites linked is part of this prospectus.

Summary Of The Terms Of The Exchange Offer

On April 12, 2007, we completed the private offering of $200,000,000 aggregate principal amount of our 9 1/8% Senior Subordinated Notes due 2015 and the guarantees thereof (the “old notes”).  We are offering to exchange up to $200,000,000 aggregate principal amount of our registered 9 1/8% Senior Subordinated Notes due 2015 and the guarantees thereof (the “exchange notes”) for a like principal amount of the old notes.  References to the “notes” in this prospectus are references to both the old notes and the exchange notes.  This prospectus is part of a registration statement covering the exchange of the old notes for the exchange notes.

In connection with the sale of the old notes, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus as part of the exchange offer.  You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act of 1933 (the “Securities Act”) and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

The Exchange Offer
We are offering to exchange up to $200,000,000 aggregate principal amount of the exchange notes for a like principal amount of the old notes.  Old notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•     are acquiring the exchange notes in the ordinary course of business; and

•     have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  For more information, see “Plan of Distribution.”

Any holder of old notes, including any broker-dealer, who

•     is our affiliate,

•     does not acquire the exchange notes in the ordinary course of its business, or
•     tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corp. SEC No-Action Letter (April 13, 1989) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on  October 9, 2007, or such later date and time to which we extend it (the “expiration date”).  We do not currently intend to extend the expiration date.  A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.  Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer—Certain Conditions to the Exchange Offer.”
Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal.  You must also mail or otherwise deliver the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal.  If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•     any exchange notes that you receive will be acquired in the ordinary course of your business;

•     you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•     if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•     you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures
If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement.  If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes could be adversely affected.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture.  In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain United States Federal Income Tax Considerations	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see “Material Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent
Wells Fargo Bank, National Association is the exchange agent for the exchange offer.  The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before participating in the exchange offer.  We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes incorporated by reference in this prospectus.

Issuer	Sun Healthcare Group, Inc.

Exchange Notes Offered	$200,000,000 aggregate principal amount of 9 1/8% Senior Secured Notes Due 2015.

Maturity	The exchange notes will mature on April 15, 2015.

Interest	The exchange notes will accrue interest at a rate per annum equal to 9 1/8%, payable semi-annually in arrears, on April 15 and October 15 of each year, commencing on October 15, 2007.

Guaranties
The exchange notes, like the old notes, will be unconditionally guaranteed, on a senior subordinated basis, by certain of our existing and future wholly owned direct and indirect subsidiaries.  See “Description of the Notes—Guaranties.”

Ranking
The exchange notes, like the old notes, and the guarantees will be senior subordinated obligations and will:
•      rank junior in right of payment to all of our and the guarantors’ existing and future senior obligations;
•      be effectively subordinated to our and the guarantors’ existing and future secured obligations to the extent of the value of the collateral securing such obligations; and
•      rank equally (“pari passu”) with any of our and the guarantors’ existing and future senior subordinated indebtedness.
The exchange notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries.
See “Description of the Notes—Ranking.”

Sinking Fund	None

Optional Redemption
We are entitled to redeem some or all of the notes at any time on or after  April 15, 2011 at the redemption prices set forth under “Description of the Notes—Optional Redemption”.  In addition, prior to April 15, 2011, we are entitled to redeem some or all of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the “make whole” premium set forth under “Description of the Notes—Optional Redemption.”  We are also entitled to redeem up to 35% of the aggregate principal amount of the notes until April 15, 2010 with the net proceeds of certain equity offerings at the redemption price set forth under “Description of the Notes—Optional Redemption”.

Change of Control
If we experience specific kinds of changes in control, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Certain Covenants
The indenture that will govern the exchange notes contains covenants that, among other things, limits our ability and the ability of certain of our subsidiaries to:

•     incur or guarantee additional indebtedness or issue preferred stock;

•     transfer or sell assets;

•     pay dividends or make other restricted payments;

•     make certain investments;

•     create or incur certain liens;

•     transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•     enter into transactions with our affiliates.

However, these limitations are subject to a number of important qualifications and exceptions described under “Description of Notes—Certain Covenants.”

Absence of a Public Market for the Exchange Notes

The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market.  Accordingly, we cannot assure you of whether a market for the exchange notes will develop or as to the liquidity of any market.  We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system.

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Risk Factors

Investment in the exchange notes involves substantial risks.  See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.
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SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Historical

The following historical summary financial data for the five years ended December 31, 2006 has been derived from our audited consolidated financial statements.  The following historical summary financial data as of and for the three months ended March 31, 2006 and 2007 has been derived from our unaudited consolidated financial statements.

	Predecessor Company(1)(2)	Reorganized Company(1)(2)
	Two Months Ended February 28,	Ten Months Ended December 31,	Year Ended December 31,				Three Months Ended March 31,
	2002(3)	2002(4)	2003(5)	2004(6)	2005(7)	2006(8)	2006(9)	2007(10)
	(in thousands)
Consolidated Statement of Operations Data:
Total net revenues	$ 301,846	$ 542,393	$ 663,644	$ 700,863	$ 765,782	$1,045,637	$ 256,756	$ 273,569
Costs and expenses:
Operating salaries and benefits	176,877	333,656	414,780	418,626	461,425	598,516	146,920	156,426
Self-insurance for workers’ compensation and general and professional liability insurance	11,380	21,596	28,468	20,725	26,061	32,694	12,672	10,564
Operating administrative expenses	—	30,524	19,195	21,433	23,552	27,986	7,874	7,591
Other operating costs	72,156	85,648	118,975	136,780	147,311	218,789	55,465	56,612
Facility rent expense	25,789	32,601	35,979	36,278	38,130	56,734	13,390	14,379
General and administrative expenses	14,776	43,569	43,394	44,104	47,195	49,856	11,645	12,832
Depreciation and amortization	4,465	15,966	6,223	8,192	8,389	14,866	2,867	3,920
Provision for losses on accounts receivable	417	4,213	6,862	4,264	3,369	11,124	1,448	2,440
Interest, net	2,672	12,549	16,755	8,671	11,837	18,506	4,367	2,059
(Gain) loss on extinguishment of debt, net	(1,498,360)	—	—	(3,394)	408	—	—	19
(Gain) loss on sale of assets, net	—	(6,809)	(4,178)	1,494	383	172	13	7
Loss on asset impairment	—	272,293	2,774	1,028	361	—	—	—
Extraordinary gain on sale of assets	—	(1,904)	—	—	—	—	—	—
Restructuring costs, net	—	—	14,676	1,972	122	—	—	—
Loss on contract and lease termination	—	—	—	150	—	975	—	—
Total costs and expenses	(1,189,828)	843,902	703,903	700,323	768,543	1,030,218	256,661	266,849
Income (loss) before reorganization gain, net, income taxes and discontinued operations	1,491,674	—	—	—	—	—	95	6,720
Reorganization (gain) costs, net	(1,483)	—	—	—	—	—	—	—
Income (loss) before income taxes and discontinued operations	1,493,157	(301,509)	(40,259)	540	(2,761)	15,419	95	6,720
Income tax (benefit) expense	147	410	665	(1,158)	(786)	731	(727)	2,368
Income (loss) from continuing operations	1,493,010	(301,919)	(40,924)	1,698	(1,975)	14,688)	822	4,352
Discontinued operations:
Income (loss) from discontinued operations	(1,569)	(136,068)	(14,372)	(15,005)	17,847	5,226	383	(79)
Gain (loss) on disposal of discontinued operations, net of related tax expense of $785 for the year ended December 31, 2006 and $650 for the year ended December 31, 2003	(6,070)	1	55,650	(5,320)	8,889	7,204	(66)	(350)
(Loss) gain from discontinued operations	(7,639)	(136,067)	41,278	(20,325)	26,736	12,430	317	(429)
Net (loss) income	$1,485,371	$(437,986)	$ 354	$(18,627)	$24,761	$ 27,118	$ 1,139	$ 3,923

	Reorganized Company As of December 31,					March 31,
	2002	2003	2004	2005	2006	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$21,013	$25,574	$19,834	$16,641	$ 131,935	$ 99,670
Total current assets	371,059	182,084	156,410	181,217	299,274	261,245
Total assets	475,835	300,398	313,153	512,306	621,423	589,662
Total current liabilities	445,303	239,461	187,005	244,003	203,029	179,357
Stockholders’ (deficit) equity	(187,218)	(166,398)	(123,380)	(2,895)	144,133	148,719
____________________
(1)	On February 28, 2002, we emerged from proceedings under the Bankruptcy Code pursuant to the terms of our Plan of Reorganization.

(2)
We have updated our historical financial information to reflect the divesture of seven skilled nursing facilities, the sale of our home health segment, and the reclassification of our remaining laboratory and radiology business to assets and liabilities held for sale during 2006.  GAAP requires that these operations be reclassified as discontinued operations on a retroactive basis.

(3)
Results for the two month period ended February 28, 2002 include a $1.5 billion non-cash gain on extinguishment of debt, a $1.5 million gain for reorganization items due to our Chapter 11 filing, a net non-cash loss on discontinued operations of $7.6 million due to the anticipated termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(4)
Results for the ten month period ended December 31, 2002 include a non-cash charge of $272.3 million representing an impairment to carrying values of goodwill and other long-lived assets for continuing operations, a net gain on sale of assets of $8.7 million due to the termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations, and a loss of $136.1 million from discontinued operations, of which $135.5 million relates to the impairment to our carrying values of goodwill and other long-lived assets for discontinued operations.

(5)
Results for 2003 include a non-cash charge of $2.8 million representing an impairment of the carrying values of lease intangibles and other long-lived assets, a $14.7 million charge related to current year restructuring, a net gain on sale of assets of $4.2 million mainly due to the sale of land and buildings, a loss of $14.4 million from discontinued operations and a gain of $55.6 million from disposal of discontinued operations due primarily to the sale of our pharmaceutical and software development operations, termination of 126 facility lease agreements, sale of one other facility and the reductions of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(6)
Results for 2004 include a non-cash charge of $1.0 million representing an impairment of the carrying values of other long-lived assets, a $2.0 million charge related to restructuring, a net loss on sale of assets of $1.5 million mainly due to the write-down of a property held for sale and a net gain on extinguishment of debt of $3.4 million related to mortgage restructurings, a loss of $15.0 million from discontinued operations and a net loss of $5.3 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California and a reserve recorded in connection with the sale of a previously divested segment.

(7)
Results for 2005 include revenues and expenses for December 2005 for Peak Medical Corporation (“Peak”), which we acquired that month, a $1.1 million non-cash charge for transaction costs related to the Peak acquisition, a net loss on sale of assets of $0.4 million primarily due to a write-down of a property held for sale, a net loss on extinguishment of debt of $0.4 million related to mortgage restructurings.  Income from discontinued operations was $26.7 million due primarily to net reductions of $14.6 million in self-insurance reserves for general and professional liability and workers’ compensation for prior years on divested facilities, and an $8.9 million gain from disposal of discontinued operations primarily due to the receipt in September 2005 of $7.7 million in cash proceeds from the 2003 sale of our pharmaceutical services operations, pursuant to the terms of the sale agreement.

(8)
Results for 2006 include a $2.5 million non-cash charge to account for certain lease rate escalation clauses, a net loss on sale of assets of $0.2 million and a $1.0 million charge for the termination of a management contract associated with the acquisition of hospice operations.  Income from discontinued operations of $12.4 million, was comprised of: (i) a $6.8 million gain from the sale of our home health operations in the fourth quarter of 2006, (ii) a net $6.0 million reduction of reserves for self-insurance for general and professional liability and workers’ compensation for prior years on divested facilities, (iii) a $4.2 million non-cash gain primarily related to the sale in July 2003 of our pharmaceutical services operations to Omnicare, Inc., and (iv) a $1.3 million gain on the sale of one of our inpatient facilities in the fourth quarter of 2006, offset in part by (v) a $3.6 million non-cash charge for closed facilities with a continuing rent obligation, (vi) a net $1.3 million loss from divested operations from inpatient services and home health services, (vii) a $0.2 million loss related to the discontinued clinical laboratory and radiology, and (viii) a $0.8 million net tax provision for discontinued operations.

(9)
Results for the quarter ended March 31, 2006, include $62.8 million of revenue, $29.4 million of operating salaries and benefits, $3.8 million increase of self-insurance expense, $17.4 million of other operating expenses, $1.2 million of general and administrative expenses, $0.5 million of provision for losses on accounts receivable, $3.5 million of facility rent expense, and $1.6 million of interest expense attributable to Peak’s operations acquired in December 2005, plus $4.0 million of increased revenues in our Medical Staffing segment from offices and services acquired during 2005, $1.1 million of additional interest expense due to the consolidation of Clipper as a variable interest entity, and a gain on disposal of $1.0 million associated with certain clinical laboratory and radiology operations.

(10)
Results for the quarter ended March 31, 2007, include a $2.1 million decrease in our workers’ compensation and general and professional liability self-insurance expense, a $1.1 million increase in depreciation and amortization primarily attributable to the finalization of the property, plant and equipment valuation related to the Peak acquisition, a $1.0 million increase to the provision for losses on accounts receivable resulting from a slowdown of Medicaid payments due to revised rules associated with Medicaid pending patients, and a $2.3 million decrease of interest expense due to the pay down of mortgages, notes payable and industrial revenue bonds.

Pro Forma

The following summary unaudited pro forma consolidated financial data for the year ended December 31, 2006 and the three months ended March 31, 2007 shows financial results as if we had acquired Harborside as of January 1, 2006.  The summary unaudited pro forma consolidated financial data also give effect to the private offering of the old notes and Harborside’s (i) acquisition of a 75% interest in Physicians Homecare, a Massachusetts home health provider, on May 1, 2006; (ii) acquisition of three facilities in Connecticut, two on August 1, 2006 and one on November 1, 2006; (iii) acquisition of 11 facilities in Kentucky on October 1, 2006; (iv) proposed acquisition of the real estate of five facilities in Connecticut that are currently leased and operated by Harborside, which is expected to close in mid-2007; and (v) the proposed acquisition of the real estate underlying four facilities in Massachusetts that are currently leased and operated by Harborside, which is expected to close in the fourth quarter of 2007, all as if the private offering of the old notes and such acquisitions had occurred on January 1, 2006.  The acquisition of Harborside involved additional debt financing to fund the purchase price of the acquisition, which is also reflected in this unaudited pro forma consolidated financial data.  The acquisition of Harborside will be accounted for using the purchase method of accounting and will create goodwill in the pro forma balance sheet.  The amount of goodwill will be based on the difference between the fair value of the consideration transferred to Harborside’s stockholders in the acquisition and the fair value of Harborside’s identifiable net assets.  You should not assume that the companies would have achieved the depicted results if they actually had been combined at the date and for the period shown or that they will achieve these results in the future.  This summary unaudited pro forma consolidated financial data should be read along with the unaudited pro forma consolidated financial statements incorporated by reference in this prospectus.

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(in thousands)	(in thousands)
Consolidated Statement of Operations Data:
Total net revenues	$1,698,838	$438,961
Income before income taxes and discontinued operations	27,132	5,008
Income from continuing operations	23,956	3,245

December 31, 2006
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,604
Total current assets	279,805
Total current liabilities	279,209
Stockholders’ equity	143,259

RISK FACTORS

You should carefully consider the following factors and other information contained in this prospectus before deciding to tender outstanding notes in the exchange offer.  The risk factors set forth below are generally applicable to the old notes as well as the exchange notes.  Investing in the notes involves a high degree of risk.  You should carefully consider the risks described below with all of the other information that is included in this prospectus and the documents incorporated herein by reference and our financial statements and the related notes incorporated by reference or contained elsewhere in this prospectus.  If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations.

Risks Relating to Our Business

Healthcare reform legislation or regulatory action may adversely affect our business.

Our revenues are heavily dependent on payments under federal and state government programs.  In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services.  Aspects of certain of these initiatives, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by the Centers for Medicare and Medicaid Services, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, greater state flexibility and additional operational requirements, could adversely affect us.  In addition, we incur considerable administrative costs in monitoring the changes made within the program, determining the appropriate actions to be taken in response to those changes, and implementing the required actions to meet the new requirements and minimize the repercussions of the changes to our organization, reimbursement rates and costs.  Also, different interpretations or enforcement of existing, new or amended laws and regulations could result in changes in our operations requiring capital expenditures and additional operating expenses.  There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation on us.  That impact may have an adverse effect on our financial condition, results of operations and cash flows.

Possible changes in the case mix of residents and patients as well as payor mix and payment methodologies may significantly affect our profitability.

The sources and amount of our revenues are determined by a number of factors, including the licensed bed capacity and occupancy rates of our inpatient facilities, the mix of residents and patients and the rates of reimbursement among payors.  Likewise, services provided by our ancillary businesses vary based upon payor and payment methodologies.  Changes in the case mix of the residents and patients as well as payor mix among private pay, Medicare and Medicaid will significantly affect our profitability.  Particularly, any significant increase in our Medicaid population could have a material adverse effect on our financial position, results of operations and cash flows, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

We may not be able to successfully integrate our acquisition of Harborside or realize the potential benefits of the acquisition, which could cause our business to suffer.

In April 2007, we acquired Harborside.  We may not be able to combine successfully the operations of Harborside with our operations and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition.  The integration of Harborside with our operations will also require significant attention from management, possibly reducing its ability to focus on other operations or other projects.  Any delays or increased costs of combining the two companies could adversely affect our operations, financial results and liquidity.

We have a significant amount of debt.

In connection with the acquisition of Harborside, we entered into a new credit agreement in addition to issuing the old notes.  The proceeds of the credit agreement and the old notes were principally used to finance the

Harborside purchase and to refinance certain of our indebtedness and certain indebtedness of Harborside.  As such, we have a significant amount of debt.  Our indebtedness could have important consequences such as: requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt; limiting our ability to fund working capital, capital expenditures, acquisitions and other general corporate requirements; and making us more vulnerable to general adverse economic and industry conditions.

We are subject to a number of lawsuits and rely primarily on self-funded insurance programs for general and professional liability claims against us.

Skilled nursing facility operators, including our inpatient services subsidiaries, are subject to lawsuits seeking to hold them liable for the negligent or other wrongful conduct of employees that result in injury or death to residents of the facilities.  We currently have numerous patient care lawsuits pending against us, as well as other types of lawsuits, many of which relate to facilities that we no longer operate.  Adverse determinations in legal proceedings or any governmental investigations that could lead to lawsuits, whether currently asserted or arising in the future, and any adverse publicity arising therefrom, could have a material adverse effect on our financial position, results of operations or cash flows.

We self-insure for the majority of our insurable risks, primarily for general and professional liability, but also for workers’ compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate.  Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims, which amounts we are responsible for funding, and we have obtained excess insurance policies for claims above those amounts.  The programs have the following coverages that we are responsible for self-funding: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location; (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level; and (iii) for claims made in 2004, 2005, 2006 and 2007, $5.0 million per claim, with a $5.0 million excess layer that attaches at $5.0 million of liability and a $40.0 million excess layer that attaches at $10.0 million of liability.  There is a risk that the amounts funded to our programs of self-insurance and future cash flows may not be sufficient to respond to all claims asserted under those programs.

At March 31, 2006 and 2007, we had recorded reserves of $88.7 million and $74.9 million, respectively, for general and professional liability, but we had only pre-funded $4.9 million and $3.4 million, respectively, for such claims.  We cannot assure you that a claim in excess of our insurance coverage limits will not arise.  A claim against us that is not covered by, or is in excess of, our coverage limits provided by our excess insurance policies could have a material adverse effect upon us.  Furthermore, we cannot assure you that we will be able to obtain additional adequate liability insurance in the future or that, if such insurance is available, it will be available on acceptable terms.

Our healthcare operations are extensively regulated and adverse determinations against us could result in severe penalties, including loss of licensure and decertification.

In the ordinary course of business, we are continuously subject to a wide variety of federal, state and local laws and regulations and to state and federal regulatory scrutiny, supervision and control in various areas, including referral of patients, false claims under Medicare and Medicaid, handling and disposal of medical and hazardous waste, occupational health and safety laws and the protection of health information.  Such regulatory scrutiny often includes inquiries, civil and criminal investigations, examinations, audits, site visits and surveys, some of which are non-routine.  If we are found to have engaged in improper practices or failed to comply with applicable law, we could be subject to civil, administrative or criminal fines, penalties, claims, enforcement actions or restitutionary relief or corporate settlement agreements with federal, state or local authorities, and reimbursement authorities could also seek our suspension or exclusion from participation in their program.  The exclusion of a facility from participating in Medicare or Medicaid could have a material adverse effect on our financial position, results of operations and cash flows.

We have in the past had negative cash flow, and may not be able to maintain profitability or generate sufficient operating cash flow to fund our operations.

Although we reported net income of $24.8 million and $27.1 million for 2005 and 2006, respectively, prior to June 30, 2005 our operations had not generated sufficient cash flow to operate our businesses, and, as a result, we funded operations through a combination of the proceeds of equity offerings, asset sales and borrowings under a revolving credit facility.  Although our operations have generated positive cash flow during 2007, we cannot be certain we will continue to generate positive cash flow from operations in the future.

We face national, regional and local competition.

The healthcare industry is highly competitive and subject to continual changes in the method by which services are provided and the types of companies providing services.  Our nursing facilities compete primarily on a local and regional basis with many long-term care providers, some of whom may own as few as a single nursing facility.  Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing facilities in the local market, the types of services available, quality of care, reputation, age and appearance of each facility and the cost of care in each locality.  Increased competition in the future could limit our ability to attract and retain residents or to expand our business.

State efforts to regulate the construction or expansion of healthcare providers could impair our ability to expand our operations or make acquisitions.

Some states require healthcare providers (including skilled nursing facilities, hospices and assisted living centers) to obtain prior approval, in the form of a certificate of need (“CON”) for the purchase, construction or expansion of healthcare facilities; capital expenditures exceeding a prescribed amount; or changes in services or bed capacity.  To the extent that we are required to obtain a CON or other similar approvals to expand our operations, either by acquiring facilities or other companies or expanding or providing new services or other changes, our expansion could be adversely affected by our failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals, and possible delays and expenses associated with obtaining those approvals.  We cannot assure you that we will be able to obtain CON approval for any future projects requiring this approval.

We continue to be affected by an industry-wide shortage of qualified facility care-provider personnel and increasing labor costs.

We, and other providers in the long-term care industry, have had and continue to have difficulties in retaining qualified personnel to staff our long-term care facilities, particularly nurses, and in such situations we may be required to use temporary employment agencies to provide additional personnel.  The labor costs are generally higher for temporary employees than for full-time employees.  In addition, many states in which we operate have increased minimum staffing standards.  As minimum staffing standards are increased, we may be required to retain additional staffing.  In addition, in recent years we have experienced increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel and to increase staffing levels in our long-term and sub-acute care facilities.

A similar situation exists in the rehabilitation therapy industry.  We, and other providers, have had and continue to have difficulties in hiring a sufficient number of rehabilitation therapists.  Under these circumstances, we and others in this industry have been required to offer higher compensation to attract and retain these personnel, and we have been forced to rely on independent contractors, at higher costs, to fulfill our contractual commitments with our customers.  Existing contractual commitments, regulatory limitations and the market for these services have made it difficult for us to pass through these increased costs to our customers.  As a result, our operating margins in our rehabilitation therapy business have been negatively impacted.  Although we have undertaken strategic and structural initiatives to address these issues, if these initiatives are unsuccessful, our financial condition, results of operations and cash flows could be adversely affected.

Delays in collection of our accounts receivable could adversely affect our cash flows and financial condition.

Prompt billing and collection are important factors in our liquidity.  Billing and collection of our accounts receivable are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by non-government payors.  Our inability to bill on a timely basis pursuant to these regulations and rules could subject us to payment delays that could negatively impact our cash flows and ultimately our financial condition.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our future success depends in large part upon the leadership and performance of our executive management team, particularly Richard K.  Matros, our chief executive officer, and key employees at the operating level.  If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.  If we lose the services of any of our key employees at the operating or regional level, we may not be able to replace them with similarly qualified personnel, which could harm our business.

We lease a significant amount of our facilities relative to our competitors.

We face risks because of the number of facilities that we lease.  We currently lease 140 of our 216 skilled nursing facilities.  Our high percentage of leased facilities limits our control over the facilities, could hinder our ability to modify facilities to meet changing customer needs, limits our ability to directly control occupancy costs and limits our ability to exit markets.  Each of our lease agreements provides that the lessor may terminate the lease for a number of reasons, including our default in any payment of rent or taxes or our breach of any covenant or agreement in the lease.  Termination of any of our leases could harm our results of operations and, as with default under any of our indebtedness, could have a material adverse impact on our liquidity.  Although we believe that we will be able to renew the existing leases that we wish to extend, there is no assurance that we will succeed in obtaining extensions in the future at rental rates that we believe to be reasonable or at all.  Moreover, if some facilities should prove to be unprofitable, we could remain obligated for lease payments even if we decided to withdraw from those locations.  We could incur special charges relating to the closing of such facilities including lease termination costs, impairment charges and other special charges that would reduce our profits.

There are inherent risks related to our facilities.

Our facilities or residents may suffer harm as a result of natural or other causes.  A fire of unknown origin recently broke out in one of Harborside’s Kentucky facilities.  At least one resident was injured in the incident.  The cause of the fire remains under investigation.  Fire is one among many risks inherent in operating any type of facility.

If we are unable to successfully address certain material weaknesses in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

As of December 31, 2006, our management determined that our financial reporting controls as they relate to lease accounting were not effective.  Specifically, we incorrectly reported certain real estate lease expenses in accordance with GAAP.  We, with our independent auditors, determined that we should expense certain leases with variable rent escalators on a straight-line basis over the life of the lease instead of expensing the actual cash rent paid in each period.  This resulted in an additional non-cash, pre-tax charge to rent expense of $2.5 million for 2006.  Accordingly, management determined that this control deficiency constitutes, by definition, a material weakness in our internal control over financial reporting.

A material weakness is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected.  We have taken steps to remediate the material weakness that include a thorough review of the classification requirements of each component line item and the individual elements that comprise each line item of the statement of operations, in accordance with GAAP.  Although we have taken these steps, we cannot assure you that this or other control deficiencies will not result in a misstatement in the future.

Risk Relating To Investing In The Notes

Our substantial indebtedness could prevent us from fulfilling our obligations under the notes.

As of March 31, 2007 we had indebtedness of approximately $144.6 million (of which approximately $94.6 million consists of senior debt and $50.0 million is non-recourse indebtedness).  Our substantial indebtedness could make it difficult for us to satisfy our obligations with respect to the notes.

Despite our substantial indebtedness, we may still be able to incur more debt.  This could intensify the risks associated with this indebtedness.

The terms of the indenture governing the notes and our senior secured credit facilities contain restrictions on our ability to incur additional indebtedness.  These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in reliance on these qualifications and exceptions could be substantial.  Accordingly, we could incur significant additional indebtedness in the future, all of which could constitute senior indebtedness for purposes of the notes.

The agreements that govern our senior secured credit facilities and the notes contain various covenants that limit our discretion in the operation of our business.

The agreements and instruments that govern both our senior secured credit facilities and the notes contain various restrictive covenants that, among other things, restrict our ability to:

•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments;

•	create certain liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	emerge or consolidate; and

•	transfer or sell assets.

In addition, the senior secured credit facilities contain covenants that require us to achieve and maintain certain financial tests or ratios.

Our ability to comply with these covenants is subject to various risks and uncertainties.  In addition, events beyond our control could affect our ability to comply with these covenants.  A failure to comply with these covenants could result in an event of default under our senior secured credit facilities, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations.  In the event of any default under our senior secured credit facilities, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all of our outstanding borrowings, together with accrued and unpaid interest and fees, to be immediately due and payable; and

•	could prevent us from making debt service payments on the notes pursuant to the subordination provisions applicable to the notes, which actions could result in an event of default under the notes.

If we were unable to repay debt to our secured lenders, these lenders could also proceed against the collateral securing that debt.  Even if we are able to comply with all applicable covenants, the restrictions on our ability to manage our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financings, investments, acquisitions and other corporate transactions that may be beneficial to us.

To service our indebtedness, we will require a significant amount of cash.  Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future.  Our ability to generate sufficient cash to service our debt is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.  We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity.  We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and these notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings.

The notes rank behind all of our existing indebtedness and all of our future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes.  As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full before any payment may be made with respect to the notes.

In addition, all payments on the notes will be blocked in the event of a payment default on certain senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on certain senior debt.

In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes will be unsecured while obligations under our senior secured credit facilities are secured by substantially all of our assets and those of our subsidiaries.  If we become insolvent thereunder or are liquidated, or if payment under our senior secured credit facilities is accelerated, the lenders will have a claim on substantially all of our assets before the holders of unsecured debt, including the notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt.  However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding.  In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

Not all our subsidiaries will guarantee the notes.  After giving pro-forma effect to the acquisition of Harborside, excluding liabilities owing to us or any subsidiary guarantor, our non-guarantor subsidiaries would have had aggregate consolidated liabilities, assets and operating loss of $89.3 million, $70.5 million and $28.7 million, respectively, at or for the period ended March 31, 2007. [Use 12/31/06 information rather than 3/31/07 information]

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all notes of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.  However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facilities will not allow such repurchases.  In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture.  See “Description of the Notes—Change of Control.”

Federal and state statutes allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from our subsidiary guarantors.

If one of the subsidiaries that is a guarantor of the notes becomes the subject of a bankruptcy case or a lawsuit filed by unpaid creditors of any such guarantor, the guarantees entered into by these subsidiary guarantors may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws.  Under these laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to other obligations of a guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

either:

•	was insolvent or rendered insolvent by reason of entering into the guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they become due.

In such event, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the guarantor’s creditors under those circumstances.

If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, in all likelihood holders of the notes would solely be creditors of Sun Healthcare Group, Inc.  and of its subsidiaries that have validly guaranteed the notes.  The notes then would in effect be structurally subordinated to all liabilities of the subsidiary whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.  Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes.

If a court held that the subsidiary guarantees should be avoided as fraudulent conveyances, the court could void, or hold unenforceable, the subsidiary guarantees, which could mean that you may not receive any payments under the guarantees and the court may direct you to return any amounts that you have already received from any subsidiary guarantor.  Furthermore, the holders of the notes would cease to have any direct claim against the applicable subsidiary guarantor.  Consequently, the applicable subsidiary guarantor’s assets would be applied first to satisfy the applicable subsidiary guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes.  Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any.  Moreover, the avoidance of a subsidiary guarantee could result in an event of default with respect to our and our subsidiary guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to our or our subsidiary guarantors’ insolvency or other proceeding).

Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer.  This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

An active trading market may not develop for the note, which may reduce their market prices.

We are offering the exchange notes to holders of the old notes.  The old notes were offered and sold in April 2007 to a limited number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system.  There is no existing trading market for the notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes.  If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including:

•	the number of holders of the notes;

•	our performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Risk Relating To The Exchange Offer

If you choose not to exchange your old notes, the present transfer restrictions will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering circular distributed in connection with the private offering of the old notes.  In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws.  Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.  You should refer to “Prospectus Summary—Summary of Terms of the Exchange Offer” and “The Exchange Offer” for information about how to tender your old notes.

The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.  To the extent that old notes under the exchange offer are not tendered, there will be a decrease in the principal amount of the exchange notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the exchange notes due to reduced liquidity.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated by reference herein contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995 (the “Act”) and the federal securities laws.  All statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, projected costs and capital expenditures, synergies, cost savings and revenue opportunities to be achieved as a result of the Harborside acquisition, competitive position, growth opportunities, plans and objectives of management for future operations and words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may” and other similar expressions are forward-looking statements.  The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act.  We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, the factors described under “Risk Factors.”

We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes.  In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of the old notes, the terms of which are identical in all material respects to the exchange notes.  The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued.  Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

The net proceeds of the offering of the old notes was $194.3 million after deducting the initial purchasers’ discount and estimated fees and expenses.  We used the net proceeds from the offering of the old notes together with borrowings under our senior secured credit facilities to complete the acquisition of Harborside and certain related transactions and repay certain of our debt and the debt of Harborside.  See our unaudited pro forma consolidated financial information incorporated by reference in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated (1):

		Year Ended December 31,					Three Months Ended March 31,
Two Months Ended February 28, 2002	Ten Months Ended December 31, 2002	2003	2004	2005	Historical 2006	Pro Forma 2006	2006	2007
303.08x	(2)	(2)	1.02x	(2)	1.39x	1.45x	1.01x	1.78x

_______________________________

(1)  For purposes of the ratio of earnings to fixed charges, “earnings” means income (loss) before income taxes, discontinued operations and minority interests, plus fixed charges and amortization of capitalized interest, less interest capitalized.  “Fixed charges” means the sum of (a) interest expensed and capitalized (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) the estimated interest portion within rent expense.

(2) Earnings were not sufficient to cover fixed charges by approximately $301.6 million, $40.3 million, and $2.9 million for the ten months ended December 31, 2002, year ended December 31, 2003 and the year ended December 31, 2005, respectively.

THE EXCHANGE OFFER

General

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $200,000,000 aggregate principal amount of 9⅛ Senior Subordinated Notes due 2015, which we refer to in this prospectus as the old notes, for a like principal amount of our registered 9⅛ Senior Subordinated Notes due 2015, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below.  The exchange offer is being made with respect to all of the old notes.

As of the date of this prospectus, $200,000,000 aggregate principal amount of the old notes are outstanding.  This prospectus, together with the letter of transmittal, is first being sent on or about September 7, 2007, to all holders of old notes known to us.  The Company’s obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Certain Conditions to the Exchange Offer” below.

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes.  The registration statement of which this prospectus forms a part was filed in compliance with this obligation.  The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement.  Old notes in an aggregate principal amount of $200,000,000 were issued on April 12, 2007.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement.  These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated within 240 days of April 12, 2007;

•	if any initial purchaser so requests with respect to the old notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer;

•	if any holder that is not eligible to participate in the exchange offer and so requests on or prior to the 20th day after the consummation of the registered exchange offer; or

•
if any holder that participates in the exchange offer may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and so requests on or prior to the 20th day after the consummation of the registered exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of Securities Act) of the exchange notes;

•
it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989) or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus.  Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.  We have agreed that, for a period of not less than 90 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date.  We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of old notes surrendered under the exchange offer.  Old notes may be tendered only in minimum denominations of $2,000 and in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement.  The exchange notes will evidence the same debt as the old notes.  The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes.  Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $200,000,000 aggregate principal amount of old notes are outstanding.  This prospectus and the letter of transmittal are being sent to all registered holders of old notes.  There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.  Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent.  The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.  Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes.  We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer.  It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on October 9, 2007, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension.  We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•
to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•
subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes.  If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.  If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part.  In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•
the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”, and

•
such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open.  Consequently, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes.  During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn.  We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above.  We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable.  In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer.  If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right.  Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.  Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in the exchange offer.  To tender in the exchange offer, a holder must:

•
complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•
the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk.  Rather than mail these items, we recommend that holders use an overnight or hand delivery service.  In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date.  Holders should not send us the letter of transmittal or old notes.  Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf.  If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power.  The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing.  Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender.  Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically.  They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer.  DTC will then send an agent’s message to the exchange agent.  The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•
such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

    We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes.  Our determination will be final and binding.  We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful.  Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine.  Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification.  Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived.  Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes; and

•
the holder is not our “affiliate”, as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.  Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•
prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•
guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•
the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

    If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.  We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties.  We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.  Any old notes that have been properly withdrawn will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) promptly after withdrawal.  Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer.  You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery,
Registered or Certified Mail:
Wells Fargo Bank
Corporate Trust Services
707 Wilshire Boulevard, 17th Floor
Los Angeles, California   90017
Attention:  Madeliena Hall
By Facsimile Transmission (for eligible institutions only): (213) 614-3355 Attention: Madeliena Hall To Confirm by Telephone or for Information Call: (213) 614-2588

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders.  The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer.  We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer.  Holders who tender their old notes for exchange will not be required to pay any transfer taxes.  The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holders of the old notes tendered;

•
certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such old notes:

•
as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering circular distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.  Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept.  You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise.  We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF THE NOTES

The old notes were, and the exchange notes offered hereby will be, issued under an Indenture (the “Indenture”), among the Company, as the issuer, the Subsidiary Guarantors therein and Wells Fargo Bank, National Association, as trustee.  The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The notes are subject to all such terms, and holders of the notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The following summary describes the material terms of the Indenture but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act.

For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.” In this description, the word “Company” refers to Sun Healthcare Group, Inc.  and not to any of its subsidiaries.

Brief Description of the Notes and the Subsidiary Guaranties

The old notes are, and the exchange notes will be:

•           unsecured senior subordinated obligations of the Company;
•           subordinated in right of payment to all existing and future Senior Indebtedness of the Company;
•           senior in right of payment to any future Subordinated Obligations of the Company; and
•           guaranteed by each Subsidiary Guarantor.

The Subsidiary Guaranties are:

•	unsecured senior subordinated obligations of the Subsidiary Guarantors;
•	subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantors; and
•	senior in right of payment to any future Subordinated Obligations of the Subsidiary Guarantors.

Principal, Maturity and Interest

The exchange notes will be limited in aggregate principal amount to $200 million.  Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, we are permitted to issue additional notes from time to time under the Indenture (the “Additional Notes”).  The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.  Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes”, references to the notes include any Additional Notes actually issued.  The exchange notes will be issued in denominations of $2,000 and any greater integral multiple of $1,000.

The notes will mature on April 15, 2015.  Interest on the notes will accrue at the rate of 9 1/8% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2007.  We will make each interest payment to the Holders of record of these notes on the immediately preceding April 1 and October 1.

Interest on the notes will accrue from April 12, 2007.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the notes at our option prior to April 15, 2011.

On and after April 15, 2011, we will be entitled at our option, to redeem all or a portion of these notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2011	104.563%
2012	102.281%
2013 and thereafter	100.00%

Prior to April 15, 2010, we will be entitled, at our option, on one or more occasions to redeem notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes issued at a redemption price (expressed as a percentage of principal amount) of 109.125%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that:

(1)
at least 65% of such aggregate principal amount of notes  remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Public Equity Offering.

Prior to April 15, 2011, we will be entitled, at our option, to redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).  Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on April 15, 2011 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such note through April 15, 2011 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 15, 2011, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to April 15, 2011, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 15, 2011.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and assigns, CIBC World Markets Corp.  and its successors and assigns, UBS Securities LLC and its successors and assigns, and Jefferies & Company, Inc.  and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis to the extent practicable.

We will redeem notes of $2,000 or less in whole and not in part.  We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed.  We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note.  Notes called for redemption become due on the date fixed for redemption.  On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes.  However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise.

Guaranties

The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under these notes.  The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law.  See “Risk Factors—Federal and State statutes allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from our subsidiary guarantors.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled, upon payment in full of all guarantied obligations under the Indenture, to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—

Merger, Consolidation or Sale of Assets” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Asset Sales”; provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company, or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)
the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or a Subsidiary of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations described below under “—Certain Covenants—Asset Sales” in respect of such disposition.  Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2)
at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain Covenants—Future Guaranties”; or

(3)
if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged as provided for under “—Satisfaction and Discharge” or otherwise in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Senior Credit Facilities.

As of March 31, 2007, after giving pro forma effect to the Transactions:

(1)	the Company’s Senior Indebtedness would have been approximately $428.5 million, substantially all of which is secured; and

(2)	the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $75.7 million, substantially all of which is secured.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness.  See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Liabilities of Subsidiaries versus Notes

A substantial portion of our operations is conducted through our Subsidiaries.  Subsidiary Guaranties may be released under certain circumstances.  In addition, our future Subsidiaries may not be required to guarantee the notes.  Claims of creditors of any non-guarantor Subsidiaries and joint ventures, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries and joint ventures, and claims of preferred stockholders of such non-guarantor Subsidiaries and joint ventures, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries and joint ventures over the claims of creditors of the Company, including Holders, even if such claims do not constitute Senior Indebtedness.  Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries and joint ventures.

After giving pro forma effect to the Transactions, our non-guarantor subsidiaries would have had aggregate consolidated liabilities, excluding liabilities owing to the Company or any Subsidiary Guarantor, as of March 31, 2007, of $89.3 million.  Although the Indenture limits the incurrence of Indebtedness and issuance of Preferred Stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications.  Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture.  See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture.  The notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable.  The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not purchase, redeem or otherwise retire any notes (collectively, “pay the Notes”) (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Defeasance” and “—Satisfaction and Discharge”) if either of the following occurs (a “Payment Default”):

(1)	any Obligation on any Designated Senior Debt of the Company is not paid in full in cash when due; or

(2)	any other default on Designated Senior Debt of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash.  Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Debt with respect to which the Payment Default has occurred and is continuing.

    During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter.  The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2)	because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3)	because such Designated Senior Debt has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph, unless the holders of such Designated Senior Debt or the Representative of such Designated Senior Debt have accelerated the maturity of such Designated Senior Debt, we are permitted to resume paying the notes after the end of such Payment Blockage Period, subject however to the provisions discussed in the second preceding paragraph.  The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Debt of the Company during such period.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1)
the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash or Cash Equivalents of such Senior Indebtedness before the Holders are entitled to receive any payment;

(2)
until the Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive and retain Permitted Junior Securities and payments from either of the trusts described under “—Defeasance” and “—Satisfaction and Discharge”; and

(3)
if a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the notes when due by their terms.  If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Debt of the Company or the Representative of such Designated Senior Debt of the acceleration.  If any Designated Senior Debt of the Company is outstanding, neither the Company nor any Subsidiary Guarantor may pay the notes until five Business Days after the Representatives of all the issues of such Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

A Subsidiary Guarantor’s obligations under its Subsidiary Guaranty are senior subordinated obligations.  As such, the rights of Holders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor.  The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the Holders.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S.  Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “—Defeasance”  or “—Satisfaction and Discharge.”

Book-Entry, Delivery and Form

General

Except as set forth below, the exchange notes will be represented by one or more global notes in registered, global form without coupons (a “Global Note”).  Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of DTC or a nominee thereof.  The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the Global Note.

Except as set forth below, the Global Note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee.  Beneficial interests in the Global Note may not be exchanged for notes in certificated form except in the limited circumstances described below.  See “—Exchange of Notes for Certificated Notes.”  In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants.  The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”).  Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.  The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC.  Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system.  All interests in a Global Note may be subject to the procedures and requirements of DTC.  The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own.  Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent.  Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture.  Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.  Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date.  Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.  Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company.  Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.  However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time.  Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form if:

(1)
DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; or

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice to the Trustee by or on behalf of DTC in accordance with the Indenture.  In all cases, certificated notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder.  The Company will make all payments of principal, premium, if any, and interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.  The Company expects that secondary trading in the certificated notes will also be settled in immediately available funds.

Change of Control

If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or any greater amount in multiples of $1,000) of that Holder’s Notes pursuant to the Change of Control Offer (as defined below).  In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”).  Within 60 days following any Change of Control, the Company will mail a notice (the “Change of Control Offer”) to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date (the “Change of Control Payment Date”) no earlier than 30 days and no later than 60 days from the date the notice is mailed, other than as may be required by law, pursuant to the procedures required by the Indenture and described in such notice.  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions thereof in minimum amounts equal to $2,000 or an integral multiple of $1,000 in excess thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or any greater amount in multiples of $1,000.

If making a Change of Control Payment would violate any outstanding Senior Indebtedness of the Company, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay such Senior Indebtedness or obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of notes required by this covenant.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable.  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain of the Company’s Senior Indebtedness prohibits the Company from purchasing any notes in the event of a Change of Control, and also provides that certain change of control events with respect to the Company would constitute a default under the agreements governing the Senior Indebtedness.  Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company become a party may contain similar restrictions and provisions.  In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition.  If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes.  In such case, the Company’s failure to offer to purchase the notes or its failure to purchase tendered notes would result in an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Indebtedness.  In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or if notice of redemption has been given pursuant to “Optional Redemption” above.

Our ability to pay cash to the Holders of the notes following the occurrence of a Change of Control may be limited by our then-existing financial resources.  Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management.  The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us.  As of the Issue Date we had no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.  Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.  Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding.  Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all”, no precise, established definition of the phrase exists under applicable law.  Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole to another Person or group.  As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiary’s Equity Interests (including any payment on such Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiary’s Equity Interests in their capacity as such other than dividends or distributions payable in Qualified Equity Interests and other than dividends or distributions payable to the Company or a Restricted Subsidiary;

(2)
purchase, redeem or otherwise acquire or retire for value (including, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or a Subsidiary Guarantor that is contractually subordinated to the notes or the Subsidiary Guaranties, except (i) payments of interest or principal at Stated Maturity thereof, (ii) payments of interest or principal on or in respect of Indebtedness owed to and held by the Company or any Restricted Subsidiary and (iii) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)
the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)
100% of the aggregate net proceeds received by the Company after the Issue Date as a contribution to its common equity capital or received by the Company from the issue or sale after the Issue Date (other than to a Subsidiary of the Company) of Qualified Equity Interests or of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Qualified Equity Interests; plus

(c)
100% of the net proceeds received by the Company by means of (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company and its Restricted Subsidiaries in each case after the Issue Date or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary; plus

(d)
if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Unrestricted Subsidiary (as certified to the Trustee in an Officers’ Certificate) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to the Company or any Restricted Subsidiary, 100% of any such dividends or distributions made after the Issue Date.

The preceding provisions will not prohibit:

(1)
the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving the notice of redemption, as the case may be, if at such date of declaration or notice such payment would have complied with the provisions of the Indenture;

(2)
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company) of, Qualified Equity Interests or from the substantially concurrent contribution to the common equity capital of the Company; provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(b) of the preceding paragraph and shall not be applied to permit the payment of any other Restricted Payment;

(3)
the defeasance, redemption, repurchase, repayment or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)
the payment of any dividend (or in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis, taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

(5)
the repurchase, redemption or other acquisition or retirement for value (or the distribution of amounts to any other direct or indirect parent of the Company to fund any such repurchase, redemption or other acquisition or retirement) of any Equity Interests of the Company or any direct or indirect parent of the Company held by any current or former officer, director, consultant or employee of the Company or any Restricted Subsidiary (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount paid by the Company and its Restricted Subsidiaries pursuant to this clause (5) shall not exceed $5.0 million in any calendar year (excluding for purposes of calculating such amount the amount paid for Equity Interests repurchased, redeemed, acquired or retired with the proceeds from the repayment of outstanding loans previously made by the Company or a Restricted Subsidiary for the purpose of financing the acquisition of such Equity Interests), with unused amounts in any calendar year being carried over for one additional calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)
the net cash proceeds from the sale of Qualified Equity Interests of the Company, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries that occurs after the Issue Date, to the extent such cash proceeds have not otherwise been and are not thereafter applied to permit the payment of any other Restricted Payment; plus

(B)	the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less

(C)	the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (5);

provided further, however, that cancellation of Indebtedness owing to the Company from members of management of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

(6)
the declaration and payment of dividends on Disqualified Stock in accordance with the certificate of designations therefor; provided, however, that such issuance of Disqualified Stock is permitted under the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7)
repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants or upon the vesting of restricted stock units to the extent that such Equity Interests represent a portion of the exercise price thereof or related income tax liability;

(8)
payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or any Subordinated Obligations of the Company or a Subsidiary Guarantor (other than Equity Interests or Subordinated Obligations issued to or at any time held by an Affiliate of any such Person), in each case, pursuant to provisions requiring such Person to offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or Subordinated Obligations upon the occurrence of a Change of Control or with the proceeds of Asset Sales as defined in the charter provisions, agreements or instruments governing such Equity Interests or Subordinated Obligations; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Company has purchased all notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer; and

(9)	other Restricted Payments in an aggregate amount up to $15.0 million;

provided, however, that, in the case of clause (9), no Default shall have occurred and be continuing or would occur as a consequence of the making of the Restricted Payment contemplated thereby.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company or any of the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and any of the Subsidiary Guarantors may issue Preferred Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any or the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by the Company or any Restricted Subsidiary of Indebtedness (including letters of credit) under the Senior Credit Facilities; provided, however, that the aggregate amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the Senior Credit Facilities after giving effect to such incurrence does not exceed $535 million, less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Proceeds applied to repayments under the Senior Credit Facilities in accordance with the covenant described under “—Asset Sales”;

(2)	the incurrence by the Company or any Restricted Subsidiary of Existing Indebtedness;

(3)
the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes originally issued on the Issue Date and the related Subsidiary Guaranties, and the exchange notes and related Subsidiary Guaranties to be issued pursuant to the Registration Rights Agreement in respect thereof;

(4)
the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount or accreted value, as applicable, not to exceed at any time outstanding the greater of $40.0 million and 2.0% of Total Assets at the time of any incurrence under this clause (4); provided, further, however, that no more than $6.0 million of Indebtedness shall be incurred pursuant to this clause (4) in any one fiscal year;

(5)
the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock in connection with the acquisition of assets or a new Restricted Subsidiary and Permitted Refinancing Indebtedness in respect thereof; provided, however, that such Indebtedness or Preferred Stock (other than such Permitted Refinancing Indebtedness) was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or a Subsidiary of the Company; provided further, however, that the principal amount (or accreted value, as applicable) of such Indebtedness or Preferred Stock, together with any other outstanding Indebtedness and Preferred Stock incurred pursuant to this clause (5), does not exceed the sum of (x) $25.0 million and (y) the amount, not to exceed $31.0 million, of mortgage Indebtedness assumed by the Company and its Restricted Subsidiaries in connection with the purchase of the Moffie Portfolio;

(6)
Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(7)
the incurrence of Indebtedness of the Clipper Partnerships deemed to occur to the extent the Clipper Partnerships become Restricted Subsidiaries arising from the acquisition by the Company of a majority of the Voting Stock of the Clipper Partnerships; provided, however, that the principal amount of such Indebtedness incurred pursuant to this clause (7) does not exceed $51.0 million;

(8)
the incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease or discharge Indebtedness incurred pursuant to the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, clause (2), (3), (7) above, or this clause (8);

(9)	the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between the Company and any Restricted Subsidiary; provided, however, that:

(a)
if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guaranty of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary or (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted by this clause (9);

(10)	the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations incurred in the ordinary course of business;

(11)	the guarantee by the Company or a Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(12)
the issuance by a Restricted Subsidiary to the Company or any Restricted Subsidiary of Preferred Stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary and (b) any sale or other transfer of any such Preferred Stock to a Person that is neither the Company nor a Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that is not permitted by this clause (12);

(13)
the incurrence by the Company or any Restricted Subsidiary in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(14)
the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(15)
the incurrence of Indebtedness by the Company or any Subsidiary Guarantor to the extent that and for so long as the principal amount of such Indebtedness is supported by a letter of credit issued pursuant to the Senior Credit Facilities; provided, however, that such letter of credit is permitted to be, and is, issued pursuant to clause (1) above;  and

(16)
the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness in any manner that complies with this covenant (except that Indebtedness incurred under the Senior Credit Facilities on the Issue Date shall be deemed to have been incurred pursuant to clause (1) above).  In addition, the Company may, at any time, change the classification of an item of Indebtedness or any portion thereof (except for Indebtedness incurred under clause (1) above) to any other clause or to the first paragraph hereof; provided, however, that the Company would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification.  The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than (x) Senior Indebtedness of the Company or a Subsidiary Guarantor or (y) any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor) upon any of their property or assets, now owned or hereafter acquired unless:

(1)
in the case of Liens securing Subordinated Obligations of the Company or a Subsidiary Guarantor, the notes or the Subsidiary Guaranties, as applicable, are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien; and

(2)
in the case of Liens securing Senior Subordinated Indebtedness of the Company or a Subsidiary Guarantor, the notes or the Subsidiary Guaranties, as applicable, are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions to the Company or any Restricted Subsidiary (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits;

(2)	pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(3)	make loans or advances to the Company or any Restricted Subsidiary; or

(4)	transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
Existing Indebtedness, the Senior Credit Facilities and any other Permitted Debt as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, of any thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not, taken as a whole, materially more restrictive with respect to such dividend and other payment restrictions than those contained in those agreements as in effect on the Issue Date;

(2)	the Indenture, the notes, the Subsidiary Guaranties, the exchange notes or the Registration Rights Agreement;

(3)	any applicable law, rule, regulation or order;

(4)
any instrument or agreement of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6)
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired or leased of the nature described in clause (4) of the preceding paragraph;

(7)	secured Indebtedness otherwise permitted under the Indenture, the terms of which limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)
Permitted Refinancing Indebtedness; provided, however, that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, taken as a whole, materially more restrictive with respect to such dividend and other payment restrictions than those contained in the agreements governing the Indebtedness being Refinanced;

(9)
any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by such Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)
provisions limiting the disposition, dividend or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock or equity sale agreements and other similar agreements, which limitation is applicable only to the assets or property that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received therefor by the Company (or such Restricted Subsidiary, as the case may be) is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following shall be deemed to be cash:

(a)
any liabilities of the Company or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guaranty) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or any such Restricted Subsidiary from further liability with respect to such liabilities;

(b)
any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days (to the extent of the cash or Cash Equivalents received in that conversion);

(c)	any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant; and

(d)
any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed $15.0 million at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such Net Proceeds, at its option:

(1)	to repay or repurchase Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor;

(2)
to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3)	to fund all or a portion of an optional redemption of the notes as described under “—Optional Redemption”;

(4)	to make a capital expenditure; or

(5)	to acquire long lived assets (other than securities) to be used in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Senior Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

The sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Change of Control” and the provisions described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of this Asset Sale covenant.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to purchase from all Holders (an “Asset Sale Offer”) and, if applicable, redeem or purchase (or make an offer to do so) any other Senior Subordinated Indebtedness of the Company, the provisions of which require the Company to redeem or purchase (or make an offer to do so) such Indebtedness with the proceeds from any Asset Sales, the maximum aggregate principal amount of notes and such other Senior Subordinated Indebtedness that may be purchased (on a pro rata basis) with such Excess Proceeds.  The offer price for the notes in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash and the redemption or purchase price for such other Senior Subordinated Indebtedness shall be as set forth in the related documentation governing such Indebtedness.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not prohibited by the Indenture.  If the aggregate purchase price of the notes and the other Senior Subordinated Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the notes to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $2,000 initial principal amount and multiples of $1,000 thereafter.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

The Senior Credit Facilities prohibit the Company from purchasing any notes, except in certain limited circumstances, and also provide that certain asset sale events with respect to the Company would constitute a default under these agreements.  Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions.  In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition.  If the

Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes.  In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Indebtedness.  In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of notes.

Merger, Consolidation or Sale of Assets

The Company may not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(1)
either (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia; provided, however, that if such Person is a limited liability company or partnership, a corporate Wholly-Owned Subsidiary of such Person organized under the laws of the United States, any state thereof or the District of Columbia becomes a co-issuer of the notes in connection therewith;

(2)
the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default exists;

(4)
(a) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5)
the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The preceding clause (4) will not prohibit:

(a)	a merger between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; or

(b)	a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  This “—Merger, Consolidation or Sale of Assets” covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than pursuant to the Merger) unless:

(1)
the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its assets (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Asset Sales;”

(2)
immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)
the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

The preceding clause (2) will not prohibit any Subsidiary Guarantor that is a limited liability company from merging with an Affiliate solely for the purpose of reincorporating such Subsidiary Guarantor as a corporation.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(1)
such Affiliate Transaction is on terms that are not materially less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the Trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company and an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)           transactions between or among the Company and its Restricted Subsidiaries;

(2)	any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(3)
employment agreements, severance agreements, loans, advances, fees, benefits and compensation paid or provided to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary;

(4)
transactions pursuant to any contract or agreement in effect on the Issue Date or entered into prior to the time (and not in anticipation of) the Person becomes an Affiliate as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement, taken as a whole, is no less favorable in any material respect to the Company or such Restricted Subsidiary than the contract or agreement as in effect on the Issue Date;

(5)
transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6)	the issuance or sale of Qualified Equity Interests (and the exercise of any warrants, options or other rights to acquire Qualified Equity Interests);

(7)
loans or advances to employees of the Company or any Restricted Subsidiary (x) in the ordinary course of business or (y) in connection with the purchase by such Persons of Equity Interests of the Company; and

(8)
transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or on terms that are approved by the Board of Directors of the Company, including a majority of the disinterested directors.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default and the conditions set forth in the definition of “Unrestricted Subsidiary” are met.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries (except to the extent repaid in cash or Cash Equivalents) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more of the clauses of the definition of Permitted Investments, as determined by the Company.  All such outstanding Investments will be valued at their fair market value at the time of such designation, as certified to the Trustee in an Officers’ Certificate.  That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Anti-layering

The Company will not, and will not permit Subsidiary Guarantors to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both:

(1)	subordinate in right of payment to any Senior Indebtedness; and

(2)	senior in right of payment to the notes or any Subsidiary Guaranty.

Neither the existence nor lack of a security interest nor the priority of any such security interest shall be deemed to affect the ranking or right of payment of any Indebtedness.

Future Guaranties

The Company will not permit any Domestic Restricted Subsidiary, directly or indirectly, to incur Indebtedness, or guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Restricted Subsidiary, or issue any Preferred Stock, unless:

(1)
such Indebtedness is incurred by such Restricted Subsidiary pursuant to clause (2), (4), (5), (6), (8) (with respect to Permitted Refinancing Indebtedness in respect of Indebtedness initially incurred under clause (2) only), (9), (10), (12), (13) or (14) of the covenant set forth under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	such Restricted Subsidiary is a Subsidiary Guarantor; or

(3)
such Restricted Subsidiary simultaneously executes and delivers a Guaranty Agreement and becomes a Subsidiary Guarantor, which guarantee shall (a) with respect to the incurrence of Senior Indebtedness, be subordinated in right of payment on the same terms as the notes are subordinated to such Senior Indebtedness and (b) with respect to the incurrence of any other Indebtedness or the issuance of Preferred Stock, be senior to or pari passu with such Restricted Subsidiary’s other Indebtedness or guarantee of or pledge to secure such other Indebtedness.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and their Restricted Subsidiaries taken as a whole.

Reports

So long as any notes are outstanding, the Company will (i) furnish to the Holders or cause the Trustee to furnish to the Holders in each case within the time periods that such information would have otherwise been required to have been provided to the SEC if the rules and regulations applicable to the filing of such information were applicable to the Company and (ii) post on its website within 10 Business Days thereafter:

(1)
all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants in accordance with the professional standards of the American Institute of Certified Public Accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the Company’s delivery obligation.

The Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.  The Company will at all times comply with Trust Indenture Act Section 314(a).

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the notes when due, continued for 30 days;

(2)	a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under “—Change of Control” or the first paragraph under “—Certain Covenants—Merger, Consolidation and Sale of Assets” above;

(4)
the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “—Certain Covenants—Restricted Payments”, “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Asset Sales”;

(5)	the failure by the Company or any Subsidiary Guarantor to comply for 90 days after notice with its other agreements contained in the Indenture;

(6)
Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy or insolvency of the Company or any Significant Subsidiary (the “bankruptcy provisions”);

(8)
the rendering of any judgment or decree for the payment of money in an amount, net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, in excess of $15.0 million against the Company or any Significant Subsidiary that is not discharged, bonded or insured by a third Person if either an enforcement proceeding thereon is commenced, or such judgment or decree remains outstanding for a period of 60 days after such judgment becomes final and unappealable and is not discharged, waived or stayed (the “judgment default provision”); or

(9)
except as permitted by the Indenture, a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Senior Credit Facilities or (2) five Business Days after receipt by the Company of written notice of such acceleration.  If an Event of Default relating to certain events of bankruptcy or insolvency of the Company occurs and is continuing, the principal of and interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of the Holders of all of such notes, waive any existing Default and its consequences under the Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such notes held by a non-consenting Holder.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs.  Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders.  In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.  We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past or existing default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding.  However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the principal amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above;

(5)	make any note payable in money other than that stated in the note;

(6)
impair the right of any Holder to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any note that would adversely affect the Holders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Holders.

Notwithstanding the preceding, without the consent of any Holder, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)
to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add guaranties with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder;

(7)	to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)
to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes;

(9)
to conform the text of the Indenture or the Subsidiary Guaranties or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Subsidiary Guaranties or the notes; or

(10)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture.

     However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment.  However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer.  We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding notes for cancellation or (2) all outstanding notes have become due and payable by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance

At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (4) of the first paragraph under “—Certain Covenants—Merger, Consolidation and Sale of Assets” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.  If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto.  If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (with respect only to obligations under “—Change of Control”), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (4) of the first paragraph under “—Certain

Covenants—Merger, Consolidation and Sale of Assets” above.  If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S.  Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and will also act as Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions.  If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.  Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the notes.  Such waiver and release may not be effective to waive liabilities under the U.S.  federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition (a “Disposition”) of any assets or rights (including by way of a sale and leaseback) outside of the ordinary course of business; and

(2)	the issue or sale by the Company or any Restricted Subsidiary of Equity Interests of any of the Company’s Restricted Subsidiaries;

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

(a)	that have a fair market value in excess of $3.0 million; or

(b)	for net proceeds in excess of $3.0 million.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	a Disposition of assets by the Company to the Company or a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

(2)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(3)
the issuance of Equity Interests by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Equity Interests of such Person owned by the Company after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;

(4)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(5)	a Disposition in the ordinary course of business;

(6)	any Liens permitted by the Indenture and foreclosures thereon;

(7)	any exchange of property pursuant to Section 1031 of the Code, for use in a Permitted Business;

(8)	the license or sublicense of intellectual property or other general intangibles;

(9)
the lease or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Company and its Restricted Subsidiaries taken as a whole; and

(10)	the sale or other disposition of cash or Cash Equivalents.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction.  For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capital Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means (1) with respect to a Person that is a corporation or limited liability company, the board of directors, board of managers or equivalent governing board of such Person or any duly authorized committee thereof, (2) with respect to a Person that is a limited partnership, the board of directors, board of managers or equivalent governing board of such Person’s general partner, and (3) with respect to any other Person, the governing body of such Person most closely approximating the governing bodies contemplated in the preceding clauses (1) and (2).

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	Government Securities having maturities of not more than twelve months from the date of acquisition;

(3)
time deposit accounts, term deposit accounts, money market deposit accounts, time deposits, bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities of twelve months or less from the date of acquisition, overnight bank deposits, and demand deposit accounts in each case with any lender party to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the rating of “P-2” (or higher) from Moody’s or “A-2” (or higher) from Standard & Poor’s and in each case maturing within twelve months after the date of acquisition; and

(6)	any fund investing substantially all its assets in investments that constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)
the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)
if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d 5(b)(1) under the Exchange Act,  becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the total voting power of the Voting Stock of the Company);  or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors of the Company.

“Clipper Partnerships” means the limited partnerships and limited liability companies that own skilled nursing facilities in New Hampshire currently leased by subsidiaries of the Company, in which the Company has ownership interests and as to which the Company has options to acquire the remaining ownership interests held by third parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (minus) to the extent deducted (added) in computing such Consolidated Net Income:

(1)	provision for taxes based on income or profits of such Person and its Subsidiaries for such period; plus (minus)

(2)	Fixed Charges; plus (minus)

(3)
depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; plus (minus)

(4)
any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including financing and refinancing fees and costs incurred in connection with the Transactions); plus (minus)

(5)	Minority Interest with respect to any Restricted Subsidiary; plus (minus)

(6)	transaction expenses associated with acquisitions of facilities; plus (minus)

(7)
all lease payments in respect of operating leases arising out of Sale and Leaseback Transactions with respect to which and to the extent that the Company or any Restricted Subsidiary was deemed to have incurred Attributable Debt.

Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Subsidiary was included in calculating Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)
the interest expense of such Person and its Restricted Subsidiaries for such period, on a combined, consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided, however, that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense) plus the interest component of all payments associated with Attributable Debt determined by such Person in good faith on a basis consistent with comparable determinations for Capital Lease Obligations under GAAP; plus

(2)	the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

Notwithstanding the preceding, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus (minus) to the extent deducted (added) in computing such Net Income:

(1)
direct or indirect fees, costs, expenses and charges (including any penalties or premiums payable) of the Company related to the Transactions which are paid, taken or otherwise accounted for within one year of the consummation of the Transactions; plus (minus)

(2)
any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or (b) the acquisition or disposition of any securities by such Person or any of its Restricted Subsidiaries plus (minus);

(3)	any extraordinary, nonrecurring or non-operating gain or loss, together with any related provision for taxes on such extraordinary, nonrecurring or non-operating gain or loss;

provided, however, that:

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or (subject to clause (2) below) a Restricted Subsidiary thereof;

(2)
the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Restricted Subsidiary during such period;

(3)
any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of such Person and any of its Subsidiaries shall be excluded; and

(4)	the cumulative effect of a change in accounting principles shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors of the Company on the Issue Date;

(2)
was nominated for election or elected to such Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means, the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Senior Credit Facilities; and

(2)	any other Senior Indebtedness permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would not qualify as Disqualified Stock but for change of control or asset sale provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under “—Change of Control” and “—Certain Covenants—Asset Sales”, respectively, and such Capital Stock specifically provides that the Company will not redeem or repurchase any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Asset Sales”, respectively.

“Domestic Restricted Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the U.S.  Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than (x) Indebtedness under the Senior Credit Facilities, (y) Indebtedness represented by the notes or (z) Indebtedness of the Clipper Partnerships to the extent reflected on the Company’s consolidated balance sheet on the Issue Date in accordance with GAAP) in existence on the Issue Date after giving effect to the Transactions, until such amounts are repaid.

“Fixed Charge Coverage Ratio” means with respect to any Person or Persons for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by the Company or any Restricted Subsidiary, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis (which shall be determined in good faith by the chief financial officer of the Company) after giving effect to Pro Forma Cost Savings, shall be deemed to have occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded;

(3)
the Fixed Charges attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)
if (i) any Restricted Subsidiary is designated as an Unrestricted Subsidiary or (ii) any Unrestricted Subsidiary is designated as a Restricted Subsidiary, in either case during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, such designation will be deemed to have occurred on the first day of the four-quarter reference period; and

(5)
if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           the Consolidated Interest Expense of such Person for such period; plus

(2)
any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(3)
the product of (a) all dividend payments, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Qualified Equity Interests, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)
the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guaranty Agreement” means a supplemental indenture, in the form reasonably acceptable to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations under the Indenture and with respect to the notes on the terms provided for in the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to change the allocation of risk due to fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of:

(1)	borrowed money;

(2)	obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	bankers’ acceptances;

(4)	Capital Lease Obligations;

(5)	Attributable Debt; or

(6)
(a) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or (b) representing the net amount payable in respect of any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” with respect to a specified Person includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed fair market value of the asset and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person; provided, however, that Indebtedness shall not include the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary and (ii) all Disqualified Stock of the Specified Person.  In no event shall non-contractual obligations or liabilities in respect of any Capital Stock constitute Indebtedness under this definition.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount or which does not require current payments of interest, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC,  CIBC World Markets Corp., UBS Securities LLC and Jefferies & Company, Inc.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel advances and other loans and advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, then the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of determined at the time of such sale or disposition.  Notwithstanding the foregoing, purchases, redemptions or other acquisitions of Equity Interests of the Company or any direct or indirect parent of the Company shall not be deemed Investments.  The amount of an investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means April 12, 2007.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any consensual filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than filings in respect of leases otherwise permitted under the Indenture.

“Merger” means the merger of Horizon Merger, Inc.  with Harborside Healthcare Corporation as part of the Transactions.

“Minority Interest” means, with respect to any Person, interests in income (loss) of any of such Person’s Subsidiaries held by one or more Persons other than such Person or another Subsidiary of such Person, as reflected on such Person’s consolidated financial statements.

“Moffie Portfolio” means the five facilities in Connecticut that are currently operated by Harborside, as to which Harborside has exercised an option to purchase.

“Moody’s” means Moody’s Investment Service, Inc.  and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any income or expense incurred in connection with the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)
any depreciation, amortization, non-cash impairment or other non-cash charges or expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos.  16 and 17 or SFAS Nos.  141 and 142; and

(3)
any gain, loss, income, expense or other charge recognized or incurred in connection with changes in value or dispositions of Investments made pursuant to clause (8) of the definition of Permitted Investments (it being understood that this clause (3) shall not apply to any expenses incurred in connection with the funding of contributions to any plan).

“Net Proceeds” means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees and discounts, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Senior Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any Restricted Subsidiary:

(a)	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b)	is directly or indirectly liable as a guarantor or otherwise; or

(c)	constitutes the lender;

(2)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)
as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than stock of an Unrestricted Subsidiary pledged by the Company to secure debt of such Unrestricted Subsidiary) or assets of the Company or such Restricted Subsidiary.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Business” means any business in which the Company and the Restricted Subsidiaries are engaged on the Issue Date or any business reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

“Permitted Investments” means:

(1)	any Investment in the Company or in any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)
other Investments made after the Issue Date in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) after the Issue Date that are at the time outstanding, not to exceed the greater of (a) $15.0 million or (b) 2.0% of the Total Assets of the Company;

(7)	any Investment made for consideration consisting solely of Qualified Equity Interests;

(8)	any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and any Restricted Subsidiary in connection with such plans;

(9)
any Investment received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes with Persons that are not Affiliates;

(10)	Hedging Obligations permitted under the covenant described above under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)
any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(12)
pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(13)
any Investment consisting of a loan or advance to officers, directors or employees of the Company or a Restricted Subsidiary in connection with the purchase by such Persons of Equity Interests of the Company;

(14)
loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2 million at any one time outstanding;

(15)	repurchases of the notes;

(16)	purchases of additional Equity Interests in the Clipper Partnerships pursuant to the terms of the options to acquire such Equity Interests in existence on the Issue Date;

(17)	guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(18)
other Investments made after the Issue Date in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (18) after the Issue Date, not to exceed the greater of (a) $15.0 million or (b) 2.0% of the Total Assets of the Company.

“Permitted Junior Securities” means:

(1)	Equity Interests in the Company or any Subsidiary Guarantor; or

(2)
debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guaranties are subordinated to Senior Indebtedness under the Indenture.

    “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, defease or discharge or refund (collectively, “Refinance”) other Indebtedness of the Company or any Restricted Subsidiary; provided, however, that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, discharged, defeased or refunded (plus the amount of reasonable expenses and premiums incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, defeased, discharged or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is pari passu in right of payment to the notes, such Permitted Refinancing Indebtedness shall be pari passu to the notes, and if such Indebtedness is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to (as applicable), the notes on terms of subordination at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, defeased, discharged or refunded; and

(4)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may not be used to Refinance any Indebtedness of the Company or a Subsidiary Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.  The “principal” amount of any Preferred Stock at any date shall be the liquidation preference (or, if greater, the mandatory redemption price, if any) of such Preferred Stock at such date.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an asset acquisition or (2) implemented, committed to be implemented, specifically identified to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the chief financial officer of the Company.

“Public Equity Offering” means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the U.S.  Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

“Securities Act” means the U.S.  Securities Act of 1933.

“Senior Credit Facilities” means the Credit Agreement among the Company, Credit Suisse, as administrative agent and collateral agent and the other agents and lenders named therein, providing for revolving credit borrowings and term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time including increases in principal amount.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)
all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary;

(2)	any liability for federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

    “Senior Subordinated Indebtedness” means, with respect to a Person, the notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other Obligation of such Person which is not Senior Indebtedness of such Person.
      “Significant Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means a Subsidiary of the Company that guarantees the Company’s payment obligations under the Indenture and the notes.

“Subsidiary Guaranty” means each senior subordinated guarantee by each Subsidiary Guarantor of the Company’s payment obligations under the Indenture and the notes pursuant to the Indenture or contained in a Guaranty Agreement, executed pursuant to the Indenture.

“Total Assets” means the total combined, consolidated assets of the Company and its Restricted Subsidiaries, as would be shown on the Company’s consolidated balance sheet in accordance with GAAP on the date of determination.

“Transactions” means the acquisition by the Company of Harborside Healthcare Corporation, a Delaware corporation, the issuance and sale of the notes, the execution and delivery of the Senior Credit Facilities and documents related thereto and the initial extension of credit thereunder, and other transactions contemplated by the foregoing entered into and consummated in connection with such acquisition, including the purchase of the Moffie Portfolio and four properties in the state of Massachusetts currently operated by Harborside, as to which Harborside has exercised an option to purchase, and the payment of fees and expenses in connection with the foregoing.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C.  §§ 77aaa 77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means with respect to the Company, any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary; and

(3)	has no Subsidiaries that are Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, the Company shall be in default of such covenant.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (2) no Default would be in existence following such designation.

“U.S.  Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

    “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S.  federal income tax considerations generally of importance to holders of the notes.

This summary discusses only notes held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not discuss tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt investors, traders in securities that elect to mark-to-market, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks, or as a position in a straddle, hedge, conversion transaction or other integrated transaction for tax purposes, U.S.  expatriates or persons treated as residents of more than one country, persons who acquire or for income tax purposes are deemed to have acquired the notes in an exchange or for property other than cash, holders whose functional currency (as defined in Section 985 of the Code) is not the U.S.  dollar, persons subject to the alternative minimum tax, partnerships or other entities classified as partnerships for U.S.  federal income tax purposes, or persons holding notes through any such entities.  This summary also assumes that the Internal Revenue Service (the “IRS”) will respect the classification of the notes as indebtedness for U.S.  federal income tax purposes and that the notes will not be treated as “contingent payment debt instruments” within the meaning of applicable Treasury Regulations by reason of their provision for payment of a premium in the event of certain changes in control or their provision for payment of additional interest in the event that a registration is not filed or declared effective within certain time periods, and in certain other circumstances.  The discussion below is based on existing provisions of the Code, judicial decisions and administrative rulings and pronouncements and existing and proposed Treasury Regulations, all of which are subject to alternative construction or to change possibly with retroactive effect.  Prospective investors are urged to consult their tax advisors regarding the U.S.  federal tax consequences of acquiring, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

If a partnership or other entity treated as a partnership for U.S.  tax purposes holds notes, the tax consequences to a partner will generally depend upon the status of the partner and the activities of the partnership.  A holder of notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S.  federal income tax consequences to them of the ownership and disposition of the notes.

Exchange of an Old Note for an Exchange Note Pursuant to the Exchange Offer

The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for U.S.  federal income tax purposes.  Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer.  For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the old note exchanged therefor.  Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

U.S.  Tax Considerations for U.S.  Holders

As used herein, the term “U.S.  Holder” means a beneficial owner of a note that is:

•           a citizen or resident of the United States,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof,

•	an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•
a trust, (i) if a U.S.  court is able to exercise primary supervision over the administration of the trust and one or more U.S.  persons have the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S.  person.

Payment of Interest

Interest on the notes generally will be taxable to a U.S.  Holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S.  Holder’s regular method of tax accounting.

Sale, Redemption, Exchange or Other Disposition of Notes

A U.S.  Holder of notes will recognize gain or loss on the taxable sale, redemption, exchange or other disposition of the notes.  This gain or loss will be measured by the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S.  Holder’s adjusted tax basis in the notes.  A U.S.  Holder’s adjusted tax basis for determining gain or loss on a sale or disposition of notes generally will be its cost.  Gain on the sale, exchange or other disposition of a note generally will be long-term capital gain or loss, generally taxable to non-corporate U.S.  Holders who sell, exchange or otherwise dispose of their notes in taxable years beginning before January 1, 2011, if the notes have been held for more than one year.  The deductibility of capital losses, however, is subject to a number of limitations.  Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of a sale, exchange or other disposition of the notes.

Backup Withholding and Information Reporting

The amount of any interest paid on the notes in each calendar year and the amount of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS.  A U.S.  Holder may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest payments and gross proceeds from the sale, exchange or disposition of notes unless (i) the U.S.  Holder is a corporation or comes within certain other exempt categories or (ii) prior to payment, the U.S.  Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W 9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules.

Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S.  Holder will be allowed as a credit against such U.S.  Holder’s U.S.  federal income tax liability and may entitle the U.S.  Holder to a refund, provided the required information is timely furnished to the IRS.

Certain U.S.  Tax Considerations for Foreign Holders

Set forth below is a summary of certain U.S.  tax consequences for Foreign Holders of notes.  For purposes of this discussion, “Foreign Holder” means a beneficial owner of a note that is an individual, corporation (including an entity treated as a corporation for U.S.  federal income tax purposes), trust or estate that is not a U.S.  Holder.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

•	Payments of principal of and interest on a note to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax if, in the case of interest:

(1)	the payments are not effectively connected with the conduct of a U.S. trade or business,

(2)	the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(3)	the Foreign Holder is not (a) a controlled foreign corporation related to us through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

(4)	the interest is not contingent on our profits, revenues, or changes in the value of our property or otherwise described in Section 871(h)(4) of the Code (“Contingent Interest”), and

(5)
either (a) prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the note is not a U.S.  person and certain other requirements are met or (b) the Foreign Holder holds the note through a foreign intermediary or partnership and the certification requirements of applicable Treasury Regulations are satisfied;

•	A Foreign Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note unless in general:

(1)	the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder, or

(2)
the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual’s “tax home” for U.S.  federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

•
A note beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for U.S.  federal estate tax purposes) will not be included in the decedent’s gross estate for U.S.  federal estate tax purposes as a result of such individual’s death, unless the individual:

(1)	actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, or

(2)	held the note in connection with a U.S. trade or business, or

(3)	the note provided for the payment of Contingent Interest.

A Foreign Holder that does not qualify for exemption from withholding under the rules summarized above generally will be subject to U.S.  withholding at a rate of 30% (or lower treaty rate under an applicable income tax treaty) on payments of interest on the notes.

If a Foreign Holder is engaged in a trade or business in the United States, and if interest on the notes (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from the withholding tax discussed above (provided the Foreign Holder timely provides a properly completed and duly executed IRS Form W-8ECI or successor form), will generally be subject to regular U.S.  federal income tax on such effectively connected income in the same manner as if it were a U.S.  Holder unless such Foreign Holder properly claims the benefits of the income tax treaty, if any, between the United States and its country of residence (generally by providing a properly completed and duly executed IRS Form W-8BEN), such interest or gain is not attributable to a permanent establishment or fixed base of such Foreign Holder in the United States, and such treaty so requires such a permanent establishment or fixed base as a condition to the taxation of such Foreign Holder.  In addition, if a Foreign Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

The foregoing does not deal with all aspects of U.S.  federal income and withholding tax that may be relevant to Foreign Holders, including Foreign Holders that hold notes through a partnership, qualified intermediary or other “pass-through” entity.  Foreign Holders are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

Backup Withholding and Information Reporting

The amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS.  Foreign Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a note held by a Foreign Holder to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding.  However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

•           a U.S.  person,

•           a controlled foreign corporation for U.S.  federal income tax purposes,

•
a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S.  trade or business, or

•           a foreign partnership with specified connections to the United States.

Information reporting and backup withholding may apply to payment of the proceeds from a sale of a note held by a Foreign Holder to or through the U.S.  office of a broker unless the holder establishes an exemption from one or both.

Foreign Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.  Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s U.S.  federal income tax, provided the necessary information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guaranties being issued will be passed upon for us by O’Melveny & Myers LLP, Los Angeles, California.

WHERE YOU CAN FIND MORE INFORMATION

We file reports with the SEC on a regular basis that contain financial information and results of operations.  You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the Public Reference Room by calling 1 800 SEC 0330.  The SEC also maintains a website site at www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC.  You may also obtain information about us at our website at http://www.sunh.com.  However, the information on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have incorporated by reference our filings with the SEC (File No.  1-12040) listed below.  This information is considered a part of this prospectus.  These documents are as follows:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 (as amended by the Form 10-K/A filed on July 10, 2007);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•
our Current Reports on Form 8-K filed on January 18, 2007, March 12, 2007 (two reports), March 23, 2007, March 29, 2007, April 18, 2007, April 25, 2007 (as amended by Form 8-K/A filed on July 11, 2007), May 2, 2007, May 22, 2007, June 18, 2007 and July 11, 2007.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until this prospectus is no longer used in connection with the exchange or sale of the exchange notes shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.  Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference.  Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255 7100.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this offering to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

EXPERTS

The consolidated financial statements of Sun Healthcare Group, Inc.  included in Sun Healthcare Group, Inc.’s Current Report (Form 8-K) dated July 11, 2007, and Sun Healthcare Group, Inc.  management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in Sun Healthcare Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such financial statements and management’s assessment are, and audited financial statements and Sun Healthcare Group, Inc.  management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The additional historical financial statements of Harborside Healthcare Corporation included as Exhibit 99.1 to Sun Healthcare Group’s Current Report on Form 8-K dated March 12, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the report of  PricewaterhouseCoopers LLP, independent accountants, included in such Form 8-K, given on the authority of said firm as experts in auditing and accounting.